Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2005 relating to the consolidated financial statements, managements’ assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Greater Bay Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 28, 2005